EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Stonepath Group, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-64452, 333-91240, 333-104228, 333-108605, 333-110231 and 333-112609) and the registration statements on Form S-8 (Nos. 333-74918, 333-103439, 333-109249 and 333-113052) of Stonepath Group, Inc. of our report dated February 24, 2004, except as to Note 2(o), which is as of January 31, 2005, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows of Stonepath Group, Inc. and subsidiaries for the year ended December 31, 2003, and our report dated January 31, 2005 with respect to the related financial statement schedule, which reports appear in the December 31, 2005 annual report on Form 10-K of Stonepath Group, Inc.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 31, 2006